Exhibit 1.1

Execution Version

GXO LOGISTICS, INC.

(a Delaware corporation)

$600,000,000 6.250% Senior Notes due 2029

$500,000,000 6.500% Senior Notes due 2034

UNDERWRITING AGREEMENT

April 25, 2024

BofA Securities, Inc.

Goldman Sachs & Co. LLC

As Representatives of the several Underwriters

c/o

BofA Securities, Inc.

One Bryant Park
New York, New York 10036

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

Ladies and Gentlemen:

GXO Logistics, Inc., a Delaware corporation (the “Company”), confirms its agreement, subject to the terms and conditions stated herein, with BofA Securities, Inc. (“BofA”) and Goldman Sachs & Co. LLC (“Goldman Sachs”) and each of the other Underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom BofA and Goldman Sachs are acting as representatives (in such capacity, the “Representatives”), with respect to the sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of the respective principal amounts set forth in such Schedule A of the Company’s 6.250% Senior Notes due 2029 (the “2029 Notes”) and the Company’s 6.500% Senior Notes due 2034 (the “2034 Notes” and together with 2029 Notes, the “Notes”).

The Notes will be issued pursuant to an indenture, dated as of July 2, 2021 (the “Base Indenture”), between the Company and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”). Certain terms of the Notes will be established pursuant to a supplemental indenture to be dated as of May 6, 2024 (the “Supplemental Indenture”) to the Base Indenture (together with the Base Indenture, the “Indenture”).

The Notes are being issued in connection with the Wincanton Acquisition (as defined in the preliminary prospectus).

The Company has filed with the Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement,” as defined under Rule 405 (“Rule 405”) under the 1933 Act of 1933, as amended (the “1933 Act”), on Form S-3 (File No. 333-259217) covering the public offering and sale of certain securities of the Company, including the Notes, under the 1933 Act and the rules and regulations promulgated thereunder (the “1933 Act Regulations”), which automatic shelf registration statement became effective under Rule 462(e) of the 1933 Act Regulations (“Rule 462(e)”). Such registration statement, as of any time, means such registration statement as amended by any post-effective amendments thereto at such time, including the exhibits and any schedules thereto at such time, the documents incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the 1933 Act and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B of the 1933 Act Regulations (“Rule 430B”), and is referred to herein as the “Registration Statement”; provided, however, that the “Registration Statement” without reference to a time means such registration statement as amended by any post-effective amendments thereto as of the Applicable Time (as defined below). The preliminary prospectus supplement and the base prospectus used in connection with the offering of the Notes, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act immediately prior to the Applicable Time, are collectively referred to herein as a “preliminary prospectus.” Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus supplement relating to the Notes in accordance with the provisions of Rule 424(b) of the 1933 Act Regulations (“Rule 424(b)”). The final prospectus supplement and the base prospectus, in the form first furnished to the Underwriters for use in connection with the offering and sale of the Notes, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act immediately prior to the Applicable Time, are collectively referred to herein as the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, the preliminary prospectus or the Prospectus or any amendment or supplement thereto shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (or any successor system) (“EDGAR”).

As used in this Agreement:

“Applicable Time” means 3:55 P.M., New York City time, on April 25, 2024.

“General Disclosure Package” means each Issuer General Use Free Writing Prospectus and the most recent preliminary prospectus (including any documents incorporated therein by reference), all considered together, that have been made available to prospective investors prior to the Applicable Time.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), including, without limitation, any “free writing prospectus” (as defined in Rule 405) relating to the Notes that is (i) required to be filed with the Commission by the Company, (ii) a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission, or (iii) exempt from filing with the Commission pursuant to Rule 433(d)(5)(i) because it contains a description of the Notes or of the offering thereof that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to investors, as evidenced by its being specified in Schedule B hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, the preliminary prospectus or the Prospectus shall be deemed to include all such financial statements and schedules and other information incorporated or deemed to be incorporated by reference in the Registration Statement pursuant to the 1933 Act Regulations, the preliminary prospectus or the Prospectus, as the case may be, prior to the Applicable Time; and all references in this Agreement to amendments or supplements to the Registration Statement, the preliminary prospectus or the Prospectus shall be deemed to include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations promulgated thereunder (the “1934 Act Regulations”) incorporated or deemed to be incorporated by reference in the Registration Statement pursuant to the 1933 Act Regulations, such preliminary prospectus or the Prospectus, as the case may be, at or after the Applicable Time.

This Agreement, the Indenture and the Notes are referred to herein, collectively, as the “Operative Documents.”

SECTION 1.      Representations and Warranties.

(a)            Representations and Warranties by the Company. The Company represents and warrants to each Underwriter at the date hereof, the Applicable Time and the Closing Time (as defined below), and agrees with each Underwriter, as follows:

(i)            Compliance of the Registration Statement, the Prospectus and Incorporated Documents. The Company meets the requirements for use of Form S-3ASR under the 1933 Act Regulations. The Registration Statement is an automatic shelf registration statement under Rule 405. Each of the Registration Statement and any post-effective amendment thereto has become effective under the 1933 Act. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) of the 1933 Act Regulations (“Rule 401(g)(2)”) has been received by the Company, no order preventing or suspending the use of the preliminary prospectus or the Prospectus or any amendment or supplement thereto has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated. The Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (the “Trust Indenture Act”).

Each of the Registration Statement and any post-effective amendment thereto, at the time of its effectiveness, the Applicable Time and the Closing Time complied and will comply in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations and the Trust Indenture Act. The preliminary prospectus and the Prospectus and any amendment or supplement thereto, at the time each was filed with the Commission, and, in each case, the Applicable Time and the Closing Time complied and will comply in all material respects with the applicable requirements of the 1933 Act, the 1933 Act Regulations and the Trust Indenture Act, and each preliminary prospectus and the Prospectus are identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus pursuant to the 1933 Act Regulations, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the applicable requirements of the 1934 Act and the 1934 Act Regulations.

(ii)            Disclosure. Neither the Registration Statement nor any amendment thereto, at its effective time, on the date hereof or at the Closing Time, contained, contains or will contain an untrue statement of a material fact or omitted, omits or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At the Applicable Time, neither (A) the General Disclosure Package nor (B) any individual Issuer Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Prospectus nor any amendment or supplement thereto, as of its date, or at the Closing Time, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus pursuant to the 1933 Act Regulations, at the time the Registration Statement became effective or when such incorporated documents were filed with the Commission, as the case may be, when read together with the other information in the Registration Statement, the General Disclosure Package or the Prospectus, as the case may be, did not, does not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or any amendment thereto or the General Disclosure Package or the Prospectus or any amendment or supplement thereto made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein. For purposes of this Agreement, the only information so furnished shall be the concession figure appearing in the fifth paragraph, the third and fourth sentences of the seventh paragraph and the tenth paragraph under the caption “Underwriting”, in each case, contained in the Registration Statement, the preliminary prospectus contained in the General Disclosure Package and the Prospectus (collectively, the “Underwriter Information”).

(iii)            Issuer Free Writing Prospectuses. No Issuer Free Writing Prospectus conflicts or will conflict with the information contained in the Registration Statement, any preliminary prospectus or the Prospectus, including any document incorporated by reference therein, that has not been superseded or modified. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, the General Disclosure Package or the Prospectus, the Company has promptly notified or will promptly notify the Representatives and has promptly amended or supplemented or will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the Underwriter Information.

(iv)            Distribution of Offering Material By the Company. The Company has not distributed and will not distribute, prior to the Closing Time and the completion of the Underwriters’ distribution of the Notes, any offering material in connection with the offering and sale of the Notes other than the Registration Statement, the General Disclosure Package, the Prospectus, any Issuer Free Writing Prospectus reviewed and consented to by the Representatives and listed on Schedule B hereto or any electronic road show or other written communications reviewed and consented to by the Representatives and listed on Schedule C hereto (each a, “Company Additional Written Communication”). Each such Company Additional Written Communication, when taken together with the Disclosure Package, did not, and at the Closing Time will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Company Additional Written Communication based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the Underwriter Information.

(v)            Registration Rights. There are no persons with registration or other similar rights to have any equity or debt securities included in the offering contemplated by this Agreement, except for such rights as have been duly waived.

(vi)            Well-Known Seasoned Issuer. (A) At the original effectiveness of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Notes in reliance on the exemption of Rule 163, (D) at the date of this Agreement and (E) at the Applicable Time, the Company was and is a “well-known seasoned issuer,” as defined in Rule 405.

(vii)            Company Not Ineligible Issuer. At the time of filing the Registration Statement and any post-effective amendment thereto and the date of this Agreement and at the Applicable Time, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an ineligible issuer.

(viii)            Good Standing of the Company. The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware, has the corporate power and authority to own its property and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(ix)            Good Standing of Subsidiaries. Each “significant subsidiary” (within the meaning of Article 1-02 of Regulation S-X) of the Company has been duly incorporated or formed, is validly existing as a corporation or limited liability company in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate or limited liability company power and authority to own its property and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect; except as would not have a Material Adverse Effect, all of the issued shares of capital stock or other ownership interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances or claims.

(x)            Indenture. The Indenture has been duly qualified under the Trust Indenture Act and the Indenture and the Notes have been duly authorized by the Company; and when the Indenture is duly executed and delivered and the Notes are delivered and paid for pursuant to this Agreement at the Closing Time, such Notes will have been duly executed, authenticated, issued and delivered and (ii) assuming due authorization, execution and delivery thereof by the Trustee, such Notes and the Indenture will each constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and the Notes will be entitled to the benefits provided by the Indenture.

(xi)            No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any other person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment with respect to this offering.

(xii)            Absence of Further Requirements. No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the execution, delivery or performance by the Company of its obligations under each of the Operative Documents, the issuance and sale of the Notes by the Company and the consummation of the transactions contemplated by the Operative Documents, except for (i) such as have been obtained or made prior to the Closing Time or are disclosed in the Registration Statement, the General Disclosure Package or the Prospectus, (ii) such as have been already obtained or as may be required under the 1933 Act, the 1933 Act Regulations, the securities laws of any state or non-U.S. jurisdiction or the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”), and (iii) such as for which the failure to obtain or make would not have a Material Adverse Effect or a material adverse effect on the power or ability of the Company to perform its obligations under, and consummate the transactions contemplated by, the Operative Agreements.

(xiii)            Absence of Defaults and Conflicts. Neither the Company nor any of its subsidiaries is (A) in violation of its charter, by-laws or similar organizational document, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the properties, assets or operations of the Company or any of its subsidiaries is subject, except for such defaults that would not, singly or in the aggregate, result in a Material Adverse Effect, or (C) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, assets or operations, except for such violations that would not, singly or in the aggregate, result in a Material Adverse Effect. The execution and delivery by the Company of, and the performance by the Company of its obligations under, each of the Operative Documents, the issuance and sale of the Notes, the consummation of the transactions contemplated by the Operative Documents, will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to (i) applicable law, (ii) the certificate of incorporation or bylaws (or similar organizational document) of the Company or any of its subsidiaries, (iii) any agreement or other instrument binding upon the Company or any of its subsidiaries, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of its subsidiaries, except in the case of clauses (i), (ii), in the case of the Company’s subsidiaries, (iii) and (iv), as would not have a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(xiv)            Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(xv)             Environmental Laws. The Company and its subsidiaries (A) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (B) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect.

(xvi)            Accurate Disclosure. The statements set forth in the Registration Statement, the General Disclosure Package and the Prospectus under the caption “Description of the Notes” and “Description of Debt Securities” insofar as they purport to constitute a summary of the terms of the Notes and the Indenture, and under the caption “Certain U.S. Federal Income Tax Considerations,” insofar as they purport to describe U.S. federal income tax laws specifically referred to therein, and subject to the qualifications, exceptions, assumptions and limitations described herein and therein, are accurate in all material respects.

(xvii)            Internal Controls and Compliance with the Sarbanes-Oxley Act. The Company maintains a system of “internal controls over financial reporting” (as such term is defined in Rule 13a-15 under the 1934 Act) that comply with the requirements of the 1934 Act and have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) any interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Prospectus and the General Disclosure Package fairly presents the information called for in all material respects and are prepared in accordance with the applicable rules and regulations of the Commission applicable thereto. Since the end of the Company’s most recent audited fiscal year, there has been (i) no identified material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(xviii)            Disclosure Controls and Procedures. The Company maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the 1934 Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its subsidiaries is made known to the chief executive officer and chief financial officer of the Company by others within the Company or any of its subsidiaries to the extent required by such Rules, and such disclosure controls and procedures will be reasonably effective to perform the functions for which they were established subject to the limitations of any such control system.

(xix)              Independent Accountants. KPMG LLP, who has certified the financial statements and supporting schedules included in the Registration Statement, the General Disclosure Package and the Prospectus, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable Rules and Regulations, the rules and regulations of the Public Company Accounting Oversight Board (United States) and as required by the 1933 Act.

(xx)            Legal and Governmental Proceedings. There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject, other than proceedings accurately described in all material respects in the Registration Statement, the General Disclosure Package and the Prospectus and proceedings that would not have a Material Adverse Effect or a material adverse effect on the power or ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by the General Disclosure Package and the Prospectus.

(xxi)            Financial Statements; Non-GAAP Financial Measures. The financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries, which are included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, comply in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as applicable, and present fairly the financial position of the Company and its consolidated subsidiaries, as of the dates indicated and the results of their respective operations and the changes in their respective cash flows for the periods specified; such financial statements have been prepared in conformity with U.S. GAAP, applied on a consistent basis throughout the periods covered thereby; and the other financial information included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus has been derived from the accounting records of the Company and its consolidated subsidiaries, and presents fairly the information shown thereby. Except as included or incorporated by reference therein, no historical or pro forma financial statements or supporting schedules are required to be included or incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus under the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations. All disclosures contained or incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus, if any, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G under the 1934 Act and Item 10 of Regulation S-K under the 1933 Act, to the extent applicable and in all material respects. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus presents the information called for and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto, in each case in all material respects.

(xxii)            No Material Adverse Change in Business. Since the respective dates as of which information is given in the General Disclosure Package and the Prospectus, there has not occurred any material adverse change in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that and except as set forth in the Registration Statement, the General Disclosure Package and the Prospectus (a “Material Adverse Change”).

(xxiii)            Investment Company Act. The Company is not, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the General Disclosure Package and the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

(xxiv)            Regulations T, U, X. Neither the Company nor any of its subsidiaries nor any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Notes to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(xxv)            Ratings. No “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the 1934 Act has (A) imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (B) indicated to the Company that it is considering any of the actions described in Section 5(g)(iii) hereof.

(xxvi)            Anti-Corruption. None of the Company or any of its subsidiaries or affiliates or any director, officer or employee thereof, or, to the knowledge of the Company, any agent or representative of the Company or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its subsidiaries and affiliates have conducted their respective businesses in compliance with applicable anti-corruption laws and have instituted and maintain, and will continue to maintain, policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained in this Section.

(xxvii)            Anti-Money Laundering. The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(xxviii)            Sanctions. (A) None of the Company or any of its subsidiaries or any director, officer or employee thereof, or, to the knowledge of the Company, any agent, affiliate or representative of the Company or any of its respective subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is: (a) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, HM Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (b) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the non-government-controlled territories of Ukraine including Crimea, Donetsk, Luhansk, Kherson and Zaporizhzhia and any other Covered Region of Ukraine identified pursuant to Executive Order 14065, Cuba, Iran, North Korea and Syria or in any other country or territory, that, at the time of such funding, is the subject of Sanctions); (B) the Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person: (a) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, or (b) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise) and (C) except as disclosed by the Company to the Representatives prior to the date hereof, which information is disclosed in the General Disclosure Package, for the past 5 years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(xxix)            Tax Returns. The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions of the filing deadlines therefor (except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not, individually or in the aggregate, have a Material Adverse Effect, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company or any of its subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or its subsidiaries and which could reasonably be expected to have) a Material Adverse Effect.

(xxx)            Accuracy of Contracts; Filing of Exhibits. All descriptions in the Registration Statement, the General Disclosure Package and the Prospectus of contracts and other documents to which the Company or any of its subsidiaries are a party are accurate in all material respects. There are no contracts, instruments or other documents which are required to be described in the Registration Statement, the preliminary prospectus or the Prospectus or to be filed as exhibits to the Registration Statement which have not been so described and filed as required with respect to Form S-3ASR.

(xxxi)            Absence of Manipulation. In connection with the offering, until the Representatives shall have notified the Company and the other Underwriters of the completion of the resale of the Notes, none of the Company or any of its affiliates will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Notes or attempt to induce any person to purchase any Notes; and neither it nor any of their affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Notes.

(xxxii)            Cybersecurity/IT Systems. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package or the Prospectus, (i) the Company has not been notified of, and has no knowledge of any security breach or other compromise of or relating to any of the Company’s information technology and computer systems, networks, hardware, software, data (including the data of its customers, employees, suppliers, vendors and any third party data maintained by or on behalf of the Company), equipment or technology (collectively, “IT Systems and Data”), except in the case of this clause (i) as would not, individually or in the aggregate, result in a material adverse effect on the current or future consolidated financial position, stockholders’ equity or results of operations of the Company; (ii) the Company is presently in compliance with applicable laws or statutes relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, result in a material adverse effect on the current or future consolidated financial position, stockholders’ equity or results of operations of the Company; and (iii) the Company has implemented backup and disaster recovery technology consistent with industry standards and practices.

SECTION 2.      Sale and Delivery to Underwriters; Closing.

(a)            The Notes. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at a purchase price of 98.859% of the principal amount of the 2029 Notes and 98.210% of the principal amount of the 2034 Notes, respectively, in each case plus accrued interest, if any, from May 6, 2024 to the Closing Time (as defined below) hereunder, the respective principal amount of Notes set forth opposite the name of such Underwriter in Schedule A hereto.

(b)            The Closing Time. Delivery of certificates for the Notes in global form to be purchased by the Underwriters and payment therefor shall be made at the offices of Davis Polk & Wardwell LLP, or at such other place as shall be agreed upon by the Representatives and the Company, at 9:00 A.M. (New York City time) on May 6, 2024 (unless postponed in accordance with the provisions of Section 10) or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Time”).

(c)            Public Offering of the Notes. The Representatives hereby advises the Company that the Underwriters intend to offer for sale to the public, as described in the General Disclosure Package and the Prospectus, their respective portions of the Notes as soon after the Applicable Time as the Representatives, in their sole judgment, have determined is advisable and practicable.

(d)            Payment for the Notes. Payment for the Notes shall be made to the Company at the Closing Time by wire transfer of immediately available funds to an account designated by the Company.

It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Notes which it has agreed to purchase. The Representatives may (but shall not be obligated to) make payment of the purchase price for the Notes to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.

(e)            Delivery of the Notes. The Company shall deliver, or cause to be delivered, to the Representatives for the accounts of the several Underwriters certificates for the Notes at the Closing Time, against the a wire transfer of immediately available funds for the amount of the purchase price therefor. The certificates for the Notes shall be in such denominations and registered in such names and denominations as the Representatives shall have requested at least one business days prior to the Closing Time and shall be made available for inspection on the business day preceding the Closing Time at a location in New York City, as the Representatives may designate.

SECTION 3.      Covenants of the Company. The Company covenants and agrees with each Underwriter as follows:

(a)            Compliance with Commission Requests. The Company, subject to Section 3(b) hereof, will comply with the requirements of Rule 430B, and will notify the Representatives immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement or any new registration statement relating to the Notes shall become effective or any amendment or supplement to the General Disclosure Package or the Prospectus shall have been used or filed, as the case may be, including any document incorporated by reference therein, in each case only as permitted by this Section 3, (ii) of the receipt of any comments from the Commission to the Registration Statement, General Disclosure Package or the Prospectus, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the General Disclosure Package or the Prospectus, including any document incorporated by reference therein, or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto or any notice of objection to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) or of the issuance of any order preventing or suspending the use of any preliminary prospectus or the Prospectus or any amendment or supplement thereto, or of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(d) or 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Notes. The Company will effect all filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)). The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof. The Company shall pay the required Commission filing fees relating to the Notes within the time required by Rule 456(b)(1)(i) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations.

(b)            Continued Compliance with Securities Laws. If at any time when a prospectus relating to the Notes is (or, but for the exception afforded by Rule 172 of the 1933 Act Regulations (“Rule 172”), would be) required by the 1933 Act to be delivered by an Underwriter in connection with sales of the Notes any event shall occur or condition shall exist as a result of which it is necessary to (i) amend the Registration Statement in order that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) amend or supplement the General Disclosure Package or the Prospectus in order that the General Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary, in the opinion of counsel for the Underwriters or for the Company, in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or (iii) amend the Registration Statement or amend or supplement the General Disclosure Package or the Prospectus, as the case may be, including, without limitation, any document incorporated therein by reference, in order to comply with the applicable requirements of the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations, the Company will promptly (A) give the Representatives written notice of such event or condition, (B) prepare any amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement, the General Disclosure Package or the Prospectus comply with such requirements and, a reasonable amount of time prior to any proposed filing or use, furnish the Representatives with copies of any such amendment or supplement and (C) file with the Commission any such amendment or supplement, provided that the Company shall not file or use any such amendment or supplement to which the Representatives or counsel for the Underwriters shall reasonably object.

(c)            Filing or Use of Amendments or Supplements. The Company will give the Representatives written notice of its intention to file or use any amendment to the Registration Statement or any amendment or supplement to the General Disclosure Package or the Prospectus, whether pursuant to the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations or otherwise, from the Applicable Time to the later of (i) the time when a prospectus relating to the Notes is no longer required by the 1933 Act (without giving effect to Rule 172) to be delivered in connection with sales of the Notes and (ii) the Closing Time, and will furnish the Representatives with copies of any such amendment or supplement a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such amendment or supplement to which the Representatives or counsel for the Underwriters shall reasonably object.

(d)            Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested. The Company will furnish to each Underwriter, without charge, during the period when a prospectus relating to the Notes is (or, but for the exception afforded by Rule 172, would be) required by the 1933 Act to be delivered to Underwriters in connection with sales of the Notes, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request.

(e)            Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Underwriters, to qualify or register the Notes for offering and sale under (or obtain exemptions from the application of) the applicable securities laws of such states and non-U.S. jurisdictions as the Representatives may designate and to maintain such qualifications in effect so long as required to complete the distribution of the Notes; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Company will advise the Representatives promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Notes for offering, sale or trading in any jurisdiction or, if known to the Company, any initiation of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its reasonable best efforts to obtain the withdrawal thereof at the earliest possible moment.

(f)            Earnings Statements. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(g)            Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Notes in the manner specified in the Registration Statement, the General Disclosure Package and the Prospectus under “Use of Proceeds.”

(h)            Restriction on Sale of Notes. Prior to the Closing Time, the Company will not, directly or indirectly, take any of the following actions with respect to any debt securities issued or guaranteed by the Company and having a maturity of more than one year from the date of issue or any securities convertible into or exchangeable or exercisable for any of its debt securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the 1934 Act or (v) file with the Commission a registration statement under the 1933 Act relating to Lock-Up Securities or publicly disclose the intention to take any such action, without the prior written consent of the Representatives, which consent shall not be unreasonably withheld.

(i)            Reporting Requirements. The Company, during the period when a prospectus relating to the Notes is (or, but for the exception afforded by Rule 172, would be) required by the 1933 Act to be delivered to Underwriters in connection with sales of the Notes, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by, and each such document will meet the requirements of, the 1934 Act and 1934 Act Regulations.

(j)            Final Term Sheet.  The Company will prepare a final term sheet (a “Final Term Sheet”) containing only a description of the final terms of the Notes and their offering, in forms approved by the Underwriters and attached as Schedules D-1 hereto, and acknowledges that the Final Term Sheet is an Issuer Free Writing Prospectus and will comply with its related obligations set forth in Section 3(m) hereof.

(k)            Issuer Free Writing Prospectuses. Prior to the later of (i) the Closing Time and (ii) the Underwriters’ distribution of the Notes, the Company agrees that, unless it obtains the prior written consent of the Representatives, which consent shall not be unreasonably withheld, it will not make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus,” or a portion thereof, required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the Representatives will be deemed to have consented to the Issuer General Use Free Writing Prospectuses listed on Schedule B hereto and any “road show that is a written communication” within the meaning of Rule 433(d)(8)(i) that has been reviewed by the Representatives. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, any preliminary prospectus or the Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at that subsequent time, not misleading, the Company will promptly notify the Representatives in writing and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(l)            Renewal Deadline. If, immediately prior to the third anniversary of the initial effective date of the Registration Statement (the “Renewal Deadline”), any Notes remain unsold by the Underwriters, the Company will, prior to the Renewal Deadline, (i) promptly notify the Representatives in writing and (ii) promptly file, if it is eligible to do so, a new automatic shelf registration statement relating to the Notes, in a form and substance satisfactory to the Underwriters. If, at the Renewal Deadline, the Company is not eligible to file an automatic shelf registration statement, the Company will, prior to the Renewal Deadline, (i) promptly notify the Representatives in writing, (ii) promptly file a new shelf registration statement or post-effective amendment on the proper form relating to such Notes, in a form and substance satisfactory to the Underwriters, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective within 60 days after the Renewal Deadline and (iv) promptly notify the Representatives in writing of such effectiveness. The Company will take all other action necessary or appropriate to permit the offering and sale of the Notes to continue as contemplated in the expired Registration Statement. References herein to the “Registration Statement” shall include such new automatic shelf registration statement or such new shelf registration statement or post-effective amendment, as the case may be.

(m)            Eligibility of Automatic Shelf Registration Statement Form. If at any time when Notes remain unsold by the Underwriters the Company receives a notice from the Commission pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Representatives in writing, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to such Notes, in a form and substance satisfactory to the Underwriters, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable and (iv) promptly notify the Representatives in writing of such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Notes to continue as contemplated in the Registration Statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the “Registration Statement” shall include such new registration statement or post-effective amendment, as the case may be.

(n)            No Manipulation of Price. In connection with the offering of the Notes, the Company will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, under the 1934 Act or otherwise, the stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Notes.

(o)            DTC. At the Closing Time, the Notes shall have been made eligible for clearance and settlement through the DTC.

SECTION 4.      Payment of Expenses.

(a)            Expenses. The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including without limitation (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of copies of the preliminary prospectus, each Issuer Free Writing Prospectus and the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (iii) the preparation, issuance and delivery of the Notes to the Underwriters, including any transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Notes to the Underwriters, (iv) all costs and expenses incurred in connection with the preparation and execution of the Operative Documents and DTC, (v) the fees and disbursements of the Company’s counsel, accountants and other advisors, (vi) the qualification of the Notes under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable and documented fees and disbursements of one counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Notes, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the Representatives and officers of the Company and any such consultants, including 50% of the cost of any aircraft chartered in connection with the road show (provided that the Company has approved the use of any aircraft chartered in connection with the road show prior to its use), (viii) the filing fees incident to, and the reasonable and documented fees and disbursements of one counsel to the Underwriters in connection with, the review by FINRA, if required, of the terms of the sale of the Notes, (ix) any fees incurred by the Company in connection with the rating of the Notes by the rating agencies, (x) the reasonable and documented fees and expenses of the Trustee, including the reasonable and documented fees and disbursements of counsel for the Trustee in connection with the Indenture and the Notes, (xi) the fees and expenses of making the Notes eligible for clearance, settlement and trading through the facilities of DTC, (xii) the costs and expenses (including, without limitation, any damages or other amounts payable in connection with legal or contractual liability) associated with the reforming of any contracts for sale of the Notes made by the Underwriters caused by a breach of the representation contained in the second sentence of Section 1(a)(ii), (xiii) all other fees, costs and expenses referred to in Item 14 of Part II of the Registration Statement, and (xiv) all other fees, costs and expenses incurred in connection with the performance of its obligations hereunder for which provision is not otherwise made in this Section. Except as provided in this Section 4 and Sections 6, 7 and 8 hereof, the Underwriters shall pay their own expenses, including the fees and disbursements of their counsel.

(b)            Termination of Agreement. If this Agreement is terminated by the Representatives other than solely because of the termination of this Agreement pursuant to clauses (a)(ii), a(iv), (a)(v) or (a)(vi) of Section 9 or Section 10, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 5.      Conditions of Underwriters’ Obligations. The obligations of the several Underwriters to purchase and pay for the Notes will be subject to the accuracy of the representations and warranties of the Company herein (as though made at the Closing Time), to the accuracy of the statements of officers of the Company made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a)            Effectiveness of Registration Statement, etc. The Registration Statement was filed by the Company with the Commission not earlier than three years prior to the date hereof and became effective upon filing in accordance with Rule 462(e). Each preliminary prospectus, each Issuer Free Writing Prospectus and the Prospectus have been filed as required by Rule 424(b) (without reliance on Rule 424(b)(8)) and Rule 433, as applicable, within the time period prescribed by, and in compliance with, the 1933 Act Regulations. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no notice of objection to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) has been received by the Company, no order preventing or suspending the use of any preliminary prospectus or the Prospectus or any amendment or supplement thereto has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated. The Company has complied with each request (if any) from the Commission for additional information. The Company shall have paid the required Commission filing fees relating to the Notes within the time period required by Rule 456(b)(1)(i) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(b)            Opinion of Counsel for Company. At the Closing Time, the Underwriters shall have received an opinion letter and a negative assurance letter, dated the Closing Time, of Wachtell, Lipton, Rosen & Katz, counsel for the Company, substantially in the forms agreed to between counsel for the Company and counsel for the Underwriters on or prior to the date hereof.

(c)            Opinion of Counsel for Underwriters. At the Closing Time, the Underwriters shall have received from Davis Polk & Wardwell LLP, counsel for the Underwriters, a negative assurance letter and such opinion or opinions, dated the Closing Time, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(d)            Opinion of Corporate Counsel for the Company. The Underwriters shall have received an opinion letter of Karlis P. Kirsis, Chief Legal Officer of and counsel for the Company, dated the Closing Time substantially in the form agreed to between counsel for the Company and counsel for the Underwriters on or prior to the date hereof.

(e)            Officers’ Certificate. At the Closing Time, the Underwriters shall have received a certificate, dated the Closing Time, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that the representations and warranties of the Company, in Section 1 of this Agreement are true and correct as of the Closing Time, that the Company has in all material respects complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Time, and that, subsequent to the date of the most recent financial statements in the General Disclosure Package there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole, except as set forth in the General Disclosure Package or as described in such certificate.

(f)            Accountants’ Comfort Letter. The Underwriters shall have received letters, dated, respectively, the date hereof on the Registration Statement and the General Disclosure Package and the Closing Time on the Prospectus, of KPMG LLP (accountants for the Company), confirming that they are independent public registered accountants as required by the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations and the Public Accounting Oversight Board in forms reasonably acceptable to the Representatives and containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters (except that, in the letter dated the Closing Time, the cut-off date shall be a date no more than three days prior to such Closing Time).

(g)            No Important Changes. Since the execution of this Agreement, (i) in the judgment of the Representatives, since the date hereof or the respective dates of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, there shall not have occurred any Material Adverse Change, (ii) there shall not have been any change or decrease specified in the letter or letters referred to in Section 5(f) hereof which is, in the sole judgment of the Representative, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Notes and (iii) there shall not have been any decrease in or withdrawal of the rating of any securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) of the 1934 Act) or any notice given of any intended or potential decrease in or withdrawal of any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(h)            Ratings Letters. Prior to the Closing time, the Company shall have delivered to the Representatives letters from Standard & Poor’s Ratings Group and Fitch Ratings Inc. assigning a rating to the Notes of BBB- and BBB, respectively.

(i)            Clearance, Settlement and Trading. Prior to the Closing Time, the Notes shall be eligible for clearance and settlement through the facilities of DTC.

(j)            Indenture. At the Closing Time, the Company and the Trustee shall have entered into the Indenture and the Underwriters shall have received a copy thereof.

(k)            CFO Certificate. On the date hereof and at the Closing Time, the Underwriters shall have received a certificate, dated such date and signed by the chief financial officer of the Company, substantially in the form agreed to between counsel for the Company and counsel for the Underwriters prior to the date hereof.

(l)            Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7, 8, 14, 15 and 16 shall survive any such termination and remain in full force and effect.

The Representatives may, in their sole discretion, waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder.

SECTION 6.      Indemnification.

(a)            Indemnification of Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates (as such term is defined in Rule 501(b) of the 1933 Act Regulations (each, an “Affiliate”)), selling agents, officers and directors and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)            against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included (A) in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) or (B) in any roadshow or investor presentations made to investors by the Company (whether in person or electronically) (the “Marketing Materials”), or the omission or alleged omission in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) or in any Marketing Materials of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)            against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency (each, a “Governmental Authority”), commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) hereof) any such settlement is effected with the written consent of the Company;

(iii)            against any and all reasonable and documented out-of-pocket expenses whatsoever, as incurred (including the reasonable and documented fees and disbursements of one counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any Governmental Authority, commenced or threatened, insofar as such expenses are based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or in the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(b)            Indemnification of Company, Directors and Officers. Each Underwriter severally agrees to indemnify and hold harmless the Company, its affiliates, its directors, its officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 6(a) hereof, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or in the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(c)            Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any notice of the commencement of any action in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the contrary; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any Governmental Authority or otherwise, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

SECTION 7.      Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the offering of the Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Notes pursuant to this Agreement (before deducting expenses) received by the Company, on the one hand, bear to the total underwriting discount and commissions received by the Underwriters, on the other hand, under this Agreement.

The relative fault of the Company, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any documented out-of-pocket legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any Governmental Authority, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates, officers, directors and selling agents shall have the same rights to contribution as such Underwriter, each affiliate of the Company, each director of the Company, each officer of the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the aggregate principal amount of Notes set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 8.      Representations, Warranties and Agreements to Survive. All representations, warranties, and agreements contained in this Agreement or certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its controlling persons, officers, employees, agents, partners, members, directors and affiliate or the Company’s officers or directors or any person controlling the Company and (ii) delivery of and payment for the Notes. If this Agreement is terminated pursuant to Section 10 or if for any reason the purchase of the Notes by the Underwriters is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 4 and the respective obligations of the Company and the Underwriters pursuant to Sections 6 and 7 shall remain in effect.

SECTION 9.      Termination of Agreement.

(a)            Termination. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time, (i) if there has been, in the judgment of the Representatives, since the time of execution of this Agreement or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, any Material Adverse Change, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the completion of the offering of the Notes or to enforce contracts for the sale of the Notes, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange, or (iv) if trading generally on the New York Stock Exchange has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other Governmental Authority, or (v)  if a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear systems in Europe, or (vi) if a banking moratorium has been declared by either Federal, New York or Delaware authorities.

(b)            Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 and Section 10 hereof, and provided further that Sections 1, 6, 7, 8, 14, 15 and 16 shall survive such termination and remain in full force and effect.

SECTION 10.      Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Time to purchase the Notes which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(i)            if the aggregate principal amount of Defaulted Securities does not exceed 10% of the aggregate principal amount of Notes to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(ii)            if the aggregate principal amount of Defaulted Securities exceeds 10% of the aggregate principal amount of Notes to be purchased on such date, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement either the Representatives or the Company shall have the right to postpone Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement, the General Disclosure Package or the Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11.      Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication or electronic transmission. Notices to the Underwriters shall be directed to the Representatives, care of BofA Securities, Inc. at 114 West 47th Street, NY8-114-07-01, New York, New York 10036, attention of High Grade Debt Capital Markets Transaction Management/Legal, fax: (212) 901-7881 and c/o Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282-2198, Attention: Registration Department, with a copy to Yasin Keshvargar, Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, Attention: Yasin Keshvargar, and notices to the Company shall be directed to it at Two American Lane, Greenwich, CT 06831, Attention: Karlis P. Kirsis, Esq., with a copy to Viktor Sapezhnikov, Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attention: Viktor Sapezhnikov.

SECTION 12.      No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the public offering price of the Notes and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement, (b) in connection with the offering of the Notes and the process leading thereto, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company or any of its subsidiaries or their respective stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering of the Notes or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company or any of its subsidiaries on other matters) or any other obligation to the Company with respect to the offering of the Notes except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, (e) the Underwriters have not provided any legal, accounting, financial, regulatory, investment or tax advice with respect to the offering of the Notes and the Company has consulted its own respective legal, accounting, financial, regulatory and tax advisors to the extent it deemed appropriate and (f) none of the activities of the Underwriters in connection with the transactions contemplated herein constitutes a recommendation, investment advice or solicitation of any action by the Underwriters with respect to any entity or natural person.

SECTION 13.      Recognition of the U.S. Special Resolution Regimes.

(a)            In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)            In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 13, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. §1841(k).

“Covered Entity” means any of the following:

(i)            “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

SECTION 14.      Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters and the Company and their respective successors and the controlling persons, Affiliates, selling agents, officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters and the Company and their respective successors, and said controlling persons, Affiliates, selling agents, officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Notes from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 15.      Trial by Jury. Each of the Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 16.      GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

SECTION 17.      Consent to Jurisdiction. Each of the parties hereto agrees that any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any Specified Court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of the Specified Courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or proceeding brought in any Specified Court. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any such suit, action or proceeding brought in any Specified Court has been brought in an inconvenient forum.

SECTION 18.      TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 19.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

SECTION 20.      Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 21.      Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 22.      Research Analyst Independence. The Company acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company, its subsidiaries and/or the offering of the Notes that differ from the views of their respective investment banking divisions. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Underwriters’ investment banking divisions. The Company acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

SECTION 23.      General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement shall not become effective until the execution of this Agreement by the parties hereto. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Underwriters and the Company in accordance with its terms.

Very truly yours,

GXO LOGISTICS, INC.

By:	/s/ Baris Oran
	Name:	Baris Oran
	Title:	Chief Financial Officer

[Signature Page to Underwriting Agreement]

CONFIRMED AND ACCEPTED, as of the date first above written:

BOFA SECURITIES, INC.

By:	/s/ Robert Colucci
	Name:	Robert Colucci
	Title:	Managing Director

GOLDMAN SACHS & CO. LLC

By:	/s/ Jia Shan
	Name:	Jia Shan
	Title:	Managing Director

For themselves and as Representatives of the other Underwriters named in Schedule A hereto.

[Signature Page to Underwriting Agreement]

SCHEDULE A

Underwriter	Aggregate Principal Amount of 2029 Notes	Aggregate Principal Amount of 2034 Notes
BofA Securities, Inc.	$210,000,000	$175,000,000
Goldman Sachs & Co. LLC	72,000,000	60,000,000
Barclays Capital Inc.	60,000,000	50,000,000
Credit Agricole Securities (USA) Inc.	60,000,000	50,000,000
BNP Paribas Securities Corp.	38,400,000	32,000,000
Deutsche Bank Securities Inc.	38,400,000	32,000,000
RBC Capital Markets, LLC	38,400,000	32,000,000
Truist Securities, Inc.	38,400,000	32,000,000
Wells Fargo Securities, LLC	38,400,000	32,000,000
Samuel A. Ramirez & Company, Inc.	6,000,000	5,000,000
TOTAL	$600,000,000	$500,000,000

Sch A

SCHEDULE B

Issuer Free Writing Prospectuses

1.            Final Term Sheet for the Notes

Sch B

SCHEDULE C

Electronic Road Shows and Other Written Communications

1.            Investor Presentation, dated April 25, 2024

Sch C

SCHEDULE D

GXO LOGISTICS, INC.

FINAL TERM SHEET

April 25, 2024

This pricing term sheet, dated as of April 25, 2024 (the “Final Term Sheet”), is qualified in its entirety by reference to the preliminary prospectus supplement, dated as of April 25, 2024 (the “Preliminary Prospectus Supplement”) and the related base prospectus, dated as of August 31, 2021 (the “Base Prospectus” and together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and Base Prospectus, the “Prospectus”) of GXO Logistics, Inc. The information in this Final Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Preliminary Prospectus Supplement.

$600,000,000 6.250% Senior Notes due 2029 (the “2029 Notes”)

Issuer:	GXO Logistics, Inc.

Ratings (Fitch / S&P)*:	BBB / BBB-

Principal Amount:	$600,000,000

Maturity Date:	May 6, 2029

Coupon (Interest Rate):	6.250%

Yield to Maturity:	6.378%

Spread to Benchmark Treasury:	+165 basis points

Benchmark Treasury:	4.125% due March 31, 2029

Benchmark Treasury Price and Yield:	97-12 / 4.728%

Interest Payment Dates:	Semi-annually on May 6 and November 6 of each year, beginning on November 6, 2024

Record Dates:	April 21 and October 22

Price to Public:	99.459%

Trade Date:	April 25, 2024

Expected Settlement Date:	May 6, 2024 (T+7)

Optional Redemption:	At any time prior to April 6, 2029 (the date that is one month prior to the maturity date), make-whole call at the Treasury Rate plus 25 basis points less interest accrued to, but excluding, the date of redemption; par call at any time on or after April 6, 2029.

Sch D

Special Mandatory Redemption:	In the event that (x) the Issuer has not acquired at least a majority of the issued ordinary share capital of Wincanton plc on or before 11:59 p.m. (New York City time) on the date that is five (5) business days after the Longstop Time or (y) we notify the trustee in writing that it will not pursue the consummation of the Wincanton Acquisition, we will be required to redeem the 2029 Notes then outstanding at a redemption price equal to 101% of the principal amount of the 2029 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the Special Mandatory Redemption Date.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	36262G AF8

ISIN Number:	US36262GAF81

Joint Book-Running Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC Barclays Capital Inc. Credit Agricole Securities (USA) Inc.

Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. RBC Capital Markets, LLC Truist Securities, Inc. Wells Fargo Securities, LLC Samuel A. Ramirez & Company, Inc.

Other Changes to the Preliminary Prospectus Supplement:

In addition to the pricing information set forth above, the following changes are made to the Preliminary Prospectus Supplement:

“PROSPECTUS SUPPLEMENT SUMMARY—Recent Developments—Pending Acquisition of Wincanton” section: The following sentence is added at the end of the “Pending Acquisition of Wincanton” section:

On April 25, 2024, Wincanton announced the sanctioning of the Scheme by the High Court of Justice in England and Wales.

Sch D

$500,000,000 6.500% Senior Notes due 2034 (the “2034 Notes”)

Issuer:	GXO Logistics, Inc.

Ratings (Fitch / S&P)*:	BBB / BBB-

Principal Amount:	$500,000,000

Maturity Date:	May 6, 2034

Coupon (Interest Rate):	6.500%

Yield to Maturity:	6.658%

Spread to Benchmark Treasury:	+195 basis points

Benchmark Treasury:	4.000% due February 15, 2034

Benchmark Treasury Price and Yield:	94-15+ / 4.708%

Interest Payment Dates:	Semi-annually on May 6 and November 6 of each year, beginning on November 6, 2024

Record Dates:	April 21 and October 22

Price to Public:	98.860%

Trade Date:	April 25, 2024

Expected Settlement Date:	May 6, 2024 (T+7)

Optional Redemption:	At any time prior to February 6, 2034 (the date that is three months prior to the maturity date), make-whole call at the Treasury Rate plus 30 basis points less interest accrued to, but excluding, the date of redemption; par call at any time on or after February 6, 2034.

Special Mandatory Redemption:	In the event that (x) the Issuer has not acquired at least a majority of the issued ordinary share capital of Wincanton plc on or before 11:59 p.m. (New York City time) on the date that is five (5) business days after the Longstop Time or (y) we notify the trustee in writing that it will not pursue the consummation of the Wincanton Acquisition, we will be required to redeem the 2034 Notes then outstanding at a redemption price equal to 101% of the principal amount of the 2034 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the Special Mandatory Redemption Date.

Sch D

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	36262G AG6

ISIN Number:	US36262GAG64

Joint Book-Running Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC Barclays Capital Inc. Credit Agricole Securities (USA) Inc.

Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. RBC Capital Markets, LLC Truist Securities, Inc. Wells Fargo Securities, LLC Samuel A. Ramirez & Company, Inc.

Other Changes to the Preliminary Prospectus Supplement:

In addition to the pricing information set forth above, the following changes are made to the Preliminary Prospectus Supplement:

“PROSPECTUS SUPPLEMENT SUMMARY—Recent Developments—Pending Acquisition of Wincanton” section: The following sentence is added at the end of the “Pending Acquisition of Wincanton” section:

On April 25, 2024, Wincanton announced the sanctioning of the Scheme by the High Court of Justice in England and Wales.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The underwriters expect to deliver the Notes to purchasers through the book-entry delivery system of The Depository Trust Company (“DTC”) and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, S.A. on or about May 6, 2024, which will be the seventh business day following the date of this prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the Notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of such Notes who wish to trade Notes prior to the date of delivery should consult their advisors.

Sch D

The issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer will arrange to send you the prospectus and the prospectus supplement if you request it by contacting BofA Securities, Inc., NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attn: Prospectus Department, Email: dg.prospectus_requests@bofa.com, 1-800-294-1322; or Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com.

Sch D